Exhibit 10.3
June 6, 2024

Dear Joe:

I am pleased to extend an offer of employment for the position of Vice President and Chief Financial Officer of Gibraltar Industries (the "Company" or "Gibraltar") with an anticipated start date of August 19, 2024. As Chief Financial Officer of the Company you will have normal and customary duties and responsibilities commensurate with this position, reporting directly to myself as Chief Executive Officer of the Company and with oversight by the Audit Committee of the Board of Directors of the Company.

If you accept this employment offer; then by virtue of holding the position of Chief Financial Officer you shall be the Company's "principal financial officer" and a Section 16 officer for purposes of Section 16 of the Securities Exchange Act of 1934, as amended. If you serve as a director or officer of any of the Company's affiliates, then you will fulfill your duties as such director or officer without additional compensation. You will be subject to and shall abide by each of the personnel and compliance policies of the Company and its affiliates applicable and communicated in writing to senior executives.

The primary work location will be the Company's offices in Westmont, IL with travel as appropriate to fulfill your responsibilities.

Below is a summary of your eligible compensation and benefits for this position.

Base Salary: $480,000 per year; to be paid in substantially equal bi-weekly payments, less applicable taxes, in accordance with the Company's payroll practice. Payroll will be through Gibraltar Steel Corporation of New York, a subsidiary of Gibraltar. You will receive a performance review and be eligible for a merit-based salary increase annually, generally in March of each calendar year.

Management Incentive Compensation Plan (MICP Bonus): Annual cash incentive with a target of sixty percent (60%) of your Base Salary and a current payout range of 0 - 200% of target. Actual bonus award amount will be determined by the achievement of financial measures and targets established at the beginning of each calendar year performance period by the Compensation & Human Capital Committee. Annual performance bonuses are generally paid early in March following the conclusion of the respective performance period, provided you are employed by the Company through the conclusion of the respective performance period. Your 2024 bonus will be prorated based on months of service during 2024 (note: for purposes of proration, a hire date within the first 15 calendar days of a month is credited as a full month of service whereas a hire date after day 15 of a month is not credited as service).

Long-term Incentive Plan Equity Awards: You will receive annual equity-based incentive compensation as follows:

•Restricted Stock Units (RSUs): You will receive RSUs having an aggregate value equal to thirty percent (30%) of your base salary in effect at the grant date, which will vest ratably 25% per year, beginning on the first anniversary of the grant date. Restricted stock units are settled in shares of the Company's common stock (NASDAQ: ROCK) upon vesting and will be governed by the terms and conditions of applicable plan and award agreements in effect from time to time. Grants are typically made in March of each calendar year. Your 2024 RSUs will be granted upon hire and the value will be prorated in the same manner as the MICP Bonus.

•Performance Share Units (PSUs): You will receive PSUs which will have a target value equal to ninety percent (90%) of your base salary in effect at the grant date and a payout range of 0 - 200% of target based on achievement of financial measures and targets established at the beginning of each performance period by the Compensation & Human Capital Committee. PSUs cliff vest three years after the grant date and are settled in shares of the Company's common stock. PSUs are governed by the terms and conditions of applicable plan and award agreements in effect from time to time. Grants are typically made in March of each calendar year. Your 2024 PSUs will be granted upon hire and the value will be prorated in the same manner as the MICP Bonus.

Sign-on Equity Award: Upon hire, you will receive a special one-time RSUs grant based on a target value of $250,000 and vesting ratably over a 3-year period (33.33% per year). Restricted stock units are settled in shares of the Company's common stock (NASDAQ: ROCK) upon vesting and will be governed by the terms and conditions of applicable plan and award agreements in effect from time to time.

Sign-on Bonus: You will receive a one-time lump-sum payment of $150,000, subject to taxes and withholding, after following the completion of sixty (60) days of employment subject to your continued employment through such payment date and acceptance of repayment agreement.

Management Stock Purchase Plan (MSPP): You will be eligible to participate in the MSPP which provides the option for you to defer up to 25% of your base salary and/or up to 100% of your MICP Bonus subject to the eligibility and enrollment provisions of the MSPP document in effect from time to time. The Company matches your deferral amount as follows:
•base salary (up to 25% deferral), the Company match is 40%, and/ or
•MICP bonus (up to 100% deferral), the Company match is 80% on the first 50% deferred, and 40% on any deferral over 50%.

The MSPP Company match is made in RSUs which are cliff vested after five years of MSPP eligibility. Personal MSPP contributions are valued as though they have been invested in Gibraltar RSUs and/ or a menu of funds aligned with the Company's 401(k) plan per your election.

Whether or not you choose to participate in the MSPP, you will need to complete an election form affirming your choice within 30 calendar days of your hire.

Vacation: You will be eligible for four (4) weeks of vacation annually accrued on a per-pay-period basis in accordance with the Company's practice. Vacation time must be scheduled and used in accordance with Company policy.

Benefit Plans: Gibraltar offers an array of employee benefits outlined in the attached Benefits Summary. All benefits, with the exception of the 401(k) plan, will begin on the first of the month following your date of hire. You may elect to begin participating in the 401(k) plan immediately upon hire. After 6 months of employment, you will automatically be enrolled in the 401(k) plan with a 3% salary deferral rate unless you actively elect otherwise. The Company provides a 401(k) plan matching contribution of up to 4% of your base salary beginning after 6 months of employment.

Other Executive Programs:

•Tax & Personal Investment Consulting: Up to $5,000 per calendar year will be reimbursed to you (as taxable compensation) upon submission of receipts for certain eligible services related to personal tax and investment advice. You will be eligible to receive up to the full annual amount in 2024.

•Executive Health Reimbursement: Up to $5,000 per calendar year will be reimbursed to you (as taxable compensation) upon submission of receipts for certain eligible services related to healthcare and wellness. You will be eligible to receive up to the full annual amount in 2024.

Relocation: If you elect to relocate your primary residence to within 30 miles of our Westmont, IL office within 6 months of your hire, then you will be eligible for relocation services as set forth in Gibraltar's Homeowner Relocation Policy, administered by MSI.

This offer for at-will employment is contingent upon your satisfactory completion of the Company's standard hiring process, including but not limited to, drug screen, background check and the execution of any related agreements. By accepting this offer of employment, you also represent and warrant to the Company that (a) you have the legal right to become employed by Gibraltar and to perform all of the obligations on your part to be performed according to this offer and the role described hereunder, and (b) you are not a party to any agreement or understanding, written or oral, and are not subject to any restriction, that, in either case, could prevent you from becoming employed by Gibraltar or performing, or impairing your ability to perform, all of your duties expected by the role described hereunder. The Company may terminate this offer of employment and your employment with the Company immediately without further obligations to you if the representation made by you in the preceding sentence is false.

Joe, we sincerely believe this represents an outstanding opportunity for you and Gibraltar. We appreciate your thoughtful consideration of this offer. If the above terms and conditions of employment in this letter are acceptable to you, please sign this letter below and return it to me. In addition, if you have any questions, please feel free to contact me.

Sincerely,

William T. Bosway
Chairman, President & Chief Executive Officer

Electronically Sign By

Joseph Lovechio
Signed on June 11, 2024